Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Hill International, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Hill International, Inc. on Forms S-8 (File Nos. 333-137512, 333-141814, 333-152145, 333-155332, 333-160101, 333-174737, 333-182282, 333-189547, 333-196834 and 333-228198).

/s/ Grant Thornton

Philadelphia, Pennsylvania
March 31, 2022